EXHIBIT 99.1

Federated National Holding Company Reports 2014 Third Quarter and Nine Months Ended Financial Results

SUNRISE, Fla., Oct. 30, 2014 (GLOBE NEWSWIRE) -- Federated National Holding Company (the "Company") (Nasdaq:FNHC) today reported results for the quarter ended September 30, 2014.

Highlights (as compared to same 3 month period last year, except where noted):

  120% increase in net income to $7.2 million
  70% increase in Florida homeowners' policies to approximately 167,600
  52% increase in gross premiums written to $92 million
  43% increase in fully diluted earnings per share
  33% increase in book value to $13.22 as compared with $9.95 at December 31, 2013
  Net income of $7.2 million includes $1.7 million of accrued income resulting from the quota-share agreement that became effective July 1, 2014. The income we will ultimately earn under this agreement is contingent upon certain criteria specified within the agreement, and this accrual could be reversed under certain circumstances.

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "We are pleased to report another quarter of growth in net income and policy count.  We continued our growth in Florida by writing $41.7 million in new homeowners' premium, bringing the year to date total to approximately $141 million of new homeowners' premium in the state.  This organic growth truly reflects the hard work and dedication of our employees and the trust our partner agents have in our organization.   During the quarter we also raised $46 million in capital through a follow on offering which enables us to continue our strategy of writing voluntary business in disciplined and accretive manner."

Third Quarter 2014 Financial Review

  For the three months ended September 30, 2014, the Company reported net income of $7.2 million, or $0.57 per share on 12.62 million average undiluted shares outstanding and $0.56 per share on 12.96 million average diluted shares outstanding, compared with net income of $3.3 million, or $0.41 per share on 8.07 million average undiluted shares outstanding and $0.39 per share on 8.35 million average diluted shares outstanding in the same three-month period last year.

  For the nine months ended September 30, 2014, the Company reported net income of $27.2 million, or $2.35 per share on 11.56 million average undiluted shares outstanding and $2.28 per share on 11.93 million average diluted shares outstanding, compared with net income of $8.2 million, or $1.02 per share on 8.02 million average undiluted shares outstanding and $0.99 per share on 8.26 million average diluted shares outstanding in the same nine-month period last year.

  Gross written premiums increased $31.3 million, or 51.5%, to $92.0 million for the three months ended September 30, 2014, compared with $60.7 million for the same three-month period last year. Homeowners' gross written premiums increased $29.2 million, or 53.9%, to $83.3 million for the three months ended September 30, 2014, compared with $54.1 million for the same three-month period last year.

  Gross written premiums increased $104.9 million, or 59.7%, to $280.5 million for the nine months ended September 30, 2014, compared with $175.6 million for the same nine-month period last year. Homeowners' gross written premiums increased $99.5 million, or 63.6%, to $255.9 million for the nine months ended September 30, 2014, compared with $156.4 million for the same nine-month period last year.

  Unearned premiums increased $58.3 million, or 45.4%, to $186.6 million as of September 30, 2014, compared with $128.3 million as of December 31, 2013.

  Net premiums earned increased $7.1 million, or 26.2%, to $34.5 million for the three months ended September 30, 2014, compared with $27.4 million for the same three-month period last year. Net premiums earned have been reduced by $16.5 million due to accounting for our quota-share program.  The net impact of the quota-share program was $0.4 million.  The reduction in net premiums earned was offset by an estimated $6.1 million reduction in our reinsurance costs, a reduction in losses and loss adjustment expenses of $5.0 million, a reduction in amortization of deferred policy acquisition costs of $4.1 million, and the recognition of $1.7 million of the aforementioned accrued income resulting from the quota-share agreement.

  Net premiums earned increased $60.7 million, or 87.5%, to $130.0 million for the nine months ended September 30, 2014, compared with $69.3 million for the same nine-month period last year.

  Total revenues increased $11.2 million, or 35.2%, to $43.1 million for the three months ended September 30, 2014, compared with $31.9 million for the same three-month period last year.

  Total revenues increased $69.9 million, or 85.3%, to $151.9 million for the nine months ended September 30, 2014, compared with $82.0 million for the same nine-month period last year.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Friday, October 31, 2014. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below: (877) 303-6913.

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company is authorized to underwrite and/or place through our wholly owned subsidiaries, homeowners' multi-peril ("homeowners"), commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states.  The Company markets and distributes its own and third-party insurers' products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statement

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company's business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, to underwrite in additional jurisdictions, or to organize a new property and casualty insurer in connection with our recently announced joint venture, and the timing thereof; the impact that this new insurer may have on our results of operations, once organized; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; the reliability of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenue:	2014	2013	2014	2013
Net premiums earned	$34,517,604	$27,360,328	$129,954,634	$69,318,042
Commission income	1,172,844	637,799	3,349,975	1,989,139
Finance revenue	392,849	240,644	1,051,841	583,720
Direct written policy fees	2,238,180	1,632,380	6,417,195	4,594,935
Net investment income	1,449,531	799,778	3,757,876	2,382,092
Net realized investment gains	659,369	779,931	4,046,976	2,479,938
Other income	969,525	465,948	1,539,523	618,011
Quota-share profit sharing	1,749,999	--	1,749,999	--

Total revenue	43,149,901	31,916,808	151,868,019	81,965,877

Expenses:
Losses and loss adjustment expenses	15,126,058	14,435,557	60,476,359	36,582,587
Operating and underwriting expenses	6,731,693	3,411,449	14,599,627	10,065,287
Salaries and wages	4,022,297	2,708,751	10,520,403	7,375,153
Amortization of deferred policy acquisition costs	5,814,955	6,576,228	23,094,862	15,370,479

Total expenses	31,695,003	27,131,985	108,691,251	69,393,506

Income before provision for income tax expense	11,454,898	4,784,823	43,176,768	12,572,371
Provision for income tax expense	4,227,625	1,503,407	15,972,658	4,411,711
Net income	$7,227,273	$3,281,416	$27,204,110	$8,160,660
Basic net income per share	$0.57	$0.41	$2.35	$1.02
Fully diluted net income per share	$0.56	$0.39	$2.28	$0.99

Weighted average number of common shares outstanding	12,624,746	8,066,773	11,562,709	8,023,505

Weighted average number of common shares outstanding (assuming dilution)	12,956,407	8,345,924	11,934,057	8,260,435

Dividends paid per share	$0.03	$0.03	$0.09	$0.08

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ended
	9/30/2014	12/31/2013
Total Cash and Investments	$365,128,361	$262,156,504
Total Assets	$475,592,085	$316,740,733
Unpaid Losses and Loss Adjustment Expense	$73,108,671	$61,015,473
Total Liabilities	$295,867,762	$208,246,349
Total Shareholders' Equity	$179,724,323	$108,494,384
Common Stock Outstanding	13,594,962	10,901,716
Book Value Per Share	$13.22	$9.95

Premium Breakout
	3 Months Ended		9 Months Ended
Line of Business	9/30/2014	9/30/2013	9/30/2014	9/30/2013
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$83,280	$54,100	$255,858	$156,378
Commercial General Liability	3,161	2,597	9,473	8,013
Federal Flood	2,299	1,794	6,192	4,889
Automobile	3,292	2,250	8,964	6,329

Gross Premiums Written	$92,032	$60,741	$280,487	$175,609

Loss Ratios
	3 Months Ended		9 Months Ended
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
All Lines	43.82%	52.77%	46.54%	52.78%

The loss ratio is calculated as losses and loss adjustment expenses divided by net premiums earned in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company